THIS AGREEMENT made effective as of the 15th day of September, 2006.

BETWEEN:

ZI CORPORATION (H.K.) LIMITED, a body corporate, incorporated under the laws of Hong Kong (hereinafter called the "Corporation")

AXEL J. BERNSTORFF, an individual residing in Portugal (hereinafter called "Employee");

EMPLOYMENT AGREEMENT

WHEREAS:

A. the Corporation is desirous of engaging the management services and expertise of the Employee upon the terms, conditions and for the considerations as hereinafter set forth;

B. the Corporation is a subsidiary of a publicly-traded company, Zi Corporation. All references below to a "board of directors" shall mean the board of directors of Zi Corporation and all references to "stock options" shall refer to securities of Zi Corporation; and

C. the Employee commenced employment with the Corporation prior to the effective date of this Agreement, but the parties intend that this Agreement shall supersede any earlier agreements or terms and shall fully set forth their respective rights and obligations as regards the other, except that the Confidentiality & Non-Competition Agreement annexed hereto as Schedule "A" shall continue to be in full force and effect.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereto mutually covenant and agree as set forth herein.

SECTION 1
CONTRACT FOR SERVICES

1.01 Subject to the earlier termination of this Agreement as hereinafter provided, the Corporation and the Employee hereby agree that the Employee will provide his services on a full-time basis to the Corporation and its affiliates and related companies in accordance with the terms and provisions hereof.

1.02 Except as hereinafter provided, the Employee shall be responsible for and shall have such authority as is ordinarily consistent with the position of Vice President – Global Sales with full power and authority to supervise and manage the business and affairs of the Corporation and such other matters as the President & CEO may authorize from time to time except such matters and

duties as by law must be transacted or performed by the board of directors and/or the shareholders of the Corporation. All such authority of the Employee shall be subject to the power, direction and control of the board of directors of the Corporation.

1.03 Without limiting the generality of section 1.02 hereof, the Employee's services hereunder shall be provided on the basis of the following terms and conditions:

(a) the Employee's title shall be Vice President – Global Sales reporting to the President & CEO;

(b) the Employee shall faithfully, honestly and diligently serve the Corporation and cooperate with the Corporation and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Corporation, acting reasonably, and shall provide any other services not specifically mentioned herein, but which by reason of his capability he knows or ought to know to be necessary to ensure that the best interests of the Corporation are maintained;

(c) the Employee shall assume, obey, implement and execute such duties, directions responsibilities, procedures, policies and lawful orders as may be determined or given by the President & CEO;

(d) the Employee shall perform such duties and may exercise such powers as may from time to time be assigned to or vested in him by the by-laws of the Corporation; and

(e) the Employee will, when it is deemed by the Corporation to be beneficial, join in or participate with organizations, clubs, associations or groups that may provide good business contacts and learning facilities for the benefit of the Corporation provided, however, that the Corporation shall reimburse the Employee for all reasonable expenses incurred in connection therewith.

1.04 Subject to the terms of the Confidentiality and Non-Competition Agreement appended hereto as Schedule A the Employee agrees to devote his full time and attention and use his best efforts to further the business and interests of the Corporation and its parent or related companies during the period of this Agreement to the exclusion of all other employment, business opportunities, consulting, investment or contracting.

1.05 It is acknowledged and agreed between the parties hereto that the services to be provided by the Employee hereunder are of such a nature that regular business hours may be impossible and that the Employee be required to perform services in excess of eight hours per day or five days per week. It is also anticipated that there will be certain evenings, Sundays and holidays during which the Employee may be required to provide services and that the services to be provided by the Employee are, *inter alia,* of a supervisory nature. The Employee therefore agrees that the consideration herein set forth shall be in full and complete satisfaction for his work and services to be provided hereunder, no matter when and how performed and the Employee releases the

Corporation from any additional pay, overtime or compensation, whatsoever which he might have by reason of any existing or future legislation or otherwise.

1.06 The Employee may carry out his duties from his place of residence, Portugal, but the Employee acknowledges and agrees that his responsibilities and obligations will require him to travel to and carry out duties in other places including, but not necessarily limited to the U.K., other European countries, Canada, the U.S.A. and Asia.

1.07 The Corporation acknowledges that it has reviewed the qualifications and experience of the Employee herein and formed the opinion that the Employee is capable of carrying out the duties as set forth herein.

SECTION 2
COMPENSATION

2.01 In consideration of the services to be provided by the Employee to the Corporation pursuant to section 1 hereof, but subject to regulatory approval, the Corporation shall pay to the Employee an amount equal to NINETY-FIVE THOUSAND (95,000.00 GBP) Great Britain Pounds per annum (the "Annual Remuneration"), payable in monthly instalments on the last working day of each calendar month.

2.02 The Employee shall, subject to the attainment of necessary regulatory approval, be granted five (5) year term stock options of Zi Corporation as follows:

(a) thirty three thousand three hundred and thirty three (33,333) stock options vesting on September 15, 2007;

(b) a further thirty three thousand three hundred and thirty three (33,333) stock options vesting on September 15, 2008;

(c) a further thirty three thousand three hundred and thirty four (33,334) stock options vesting on September 15, 2009,

subject to the terms and conditions in any applicable stock option plans or stock option agreements, which include, inter alia, a proviso that such options shall not vest if the Employee's employment hereunder has been terminated prior to the applicable vesting date.

2.03 The Employee shall be reimbursed for all reasonable expenses incurred by him in or about the execution of his services hereunder, including all reasonable or necessary living expenses while absent from his place of residence, travel and meeting/entertainment expenses. All such expenses shall be verified by statements, receipts or other reasonable evidence satisfactory to the Corporation.

2.04 The Employee shall be entitled to participate in all medical, dental and other health care, life insurance, group accident, long term disability benefits, as well as savings, profit sharing, share

option, share purchase and any other benefit plans of whatsoever nature which the Corporation may provide from time to time. The Corporation shall obtain, in addition, and only on a commercially reasonable basis, life insurance on the Employee equivalent to double his Annual Remuneration and short and long term disability coverage.

2.05 In addition to Annual Remuneration the Employee may earn up to 50,000 GBP based on a combination of bonus and commission, during the 2006 calendar year based on the attainment of a combination of personal and regional objectives established by the parties prior to the execution hereof. Further, the Employee is eligible to earn an additional bonus of up to 30,000 GBP for the 2006 calendar year should he achieve year-end revenue quota based on new responsibilities undertaken as a consequence of this Agreement. At all times, however, any bonuses are entirely subject to the discretion of the board of directors of Zi Corporation.

2.06 For the calendar year 2007, the Employee shall be eligible, subject to the discretion of the Board of Directors of Zi Corporation acting reasonably, to receive a bonus based on the following criteria:

(a) 75% of Annual Remuneration should he achieve 100% of sales criteria established and mutually agreed to between the parties on or before October 31, 2006;

(b) a further bonus on a pro rated basis up to a maximum of 150% of his Annual Remuneration if sales of more than 100% of the said sales criteria are achieved. For clarity, if the Employee attains 125% of the said sales criteria, then this element of his 2007 bonus would be the equivalent of 125% of his Annual Remuneration, with a limit of 150% of Annual Remuneration for attainment of 150% or more of the said sales criteria;

(c) a further bonus of up to 25% of his Annual Remuneration based on the attainment of other objectives to be established by the Corporation, subject always to the discretion of the board of directors.

2.07 The Corporation shall be entitled to withhold and remit from any amounts payable hereunder as may be required by law from time to time.

SECTION 3
REVIEW OF COMPENSATION

3.01 The remuneration payable pursuant to section 2.01 hereof shall be reviewed annually by the board of directors on or before each anniversary date hereof, at which time the board of directors shall consider such matters as it may consider relevant and shall determine, in its absolute discretion, whether to increase the annual remuneration payable by the Corporation to the Employee hereunder, provided always however, that the remuneration payable to the Employee pursuant to section 2 hereof shall not, as a result of such review, be reduced without the approval of the Employee.

SECTION 4
INCAPACITY

4.01 The Employee shall be entitled to reasonable time off from his services, without loss of compensation, due to sickness or illness or other incapacity.

4.02 In the event the Employee is insured either personally or through the Corporation or through a group plan provided by the Corporation for loss of income as a result of disability and the Employee receives compensation or disability income pursuant thereto, then the amount of remuneration which the Employee is otherwise entitled to receive hereunder during the period of illness or incapacity shall be reduced by the amount of compensation or disability income paid by such insurer to the Employee and the Employee covenants and agrees that he shall immediately advise the Corporation from time to time of the receipt of any such disability income paid by such insurer to the Employee.

SECTION 5
CONFIDENTIALITY AND NON-COMPETITION

5.01 The parties acknowledge that the Confidentiality & Non-Competition Agreement annexed hereto as Schedule "A" is in full force and effect and is incorporated into this Agreement and that the obligations of the Employee thereunder apply to the benefit of both the Corporation and to Zi Corporation.

SECTION 6
VACATION

6.01 During the term hereof, the Employee shall be entitled to five (5) weeks paid vacation in each calendar year hereof with no more than two weeks of vacation being taken at one time. Any vacation not utilized in any particular calendar year shall be foregone and shall not carry over to subsequent years, unless otherwise specifically authorized in writing by the board of directors.

SECTION 7
NON-ASSIGNABILITY

7.01 This Agreement and all other rights, benefits, and privileges herein conferred are strictly applicable to the Employee, and accordingly may not be assigned by the Employee.

SECTION 8
TERMINATION

8.01 This Agreement shall be terminated upon the occurrence of any one of the following events:

(a) the death of the Employee, at which time the Corporation shall have no further obligation to the Employee under this Agreement;

(b) 90 days written notice by the Employee of his intention to terminate this Agreement, at which time the Corporation shall have no further obligation to the Employee under this Agreement. Should the Employee provide such notice, the Corporation shall have the right to immediately terminate the Employee's employment hereunder upon paying him the amount of Annual Remuneration he would have received between his said termination date and the date that his termination notice would otherwise have become effective;

(c) incapacity due to illness, disability or injury to the Employee that renders the Employee unable to perform his duties for a period of longer than six consecutive months and, as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement;

(d) termination of this Agreement without notice by the Corporation for cause, and as of such date of termination, the Corporation shall have no further obligation to the Employee under this Agreement ("cause" shall mean any of the following and without limiting its meaning at common law, breach by the Employee of any of the covenants or terms of this Agreement and Schedule A hereto; the Employee's failure to perform adequately his employment duties; violation by the Employee of any Corporation policy that may be issued from time to time, including but not limited to policies concerning harassment and other workplace conduct; the criminal conviction of the Employee, a breach by the Employee of any provisions of securities legislation or regulations of stock exchanges on which the Corporation's shares are listed and which have application to the Corporation); or

(e) the Corporation may terminate this Agreement for reasons other than those specified in section 8.01(d) herein by providing written notice of termination to the Employee, in which event the Corporation shall forthwith, within ten (10) days of providing the written notice, pay to the Employee (less any statutory deductions required by law) an amount equivalent to three (3) months Annual Remuneration (the "Termination Payment"). Upon payment of the Termination Payment, the Employee shall have no further claims against the Corporation of any nature whatsoever arising from his termination, including but not limited to claims for severance pay, pay in lieu of notice or damages arising from the loss or termination of benefits, the loss of unvested options or otherwise;

(f) The Termination Payment payable shall not be reduced in any respect in the event that the Employee shall secure or shall not reasonably pursue alternative employment or consulting work for other remuneration following the termination of the Employee's employment.

8.02 If as a result of a merger, takeover, amalgamation or sale of substantially all of the assets, there is a change of control of the Corporation or its parent then the Employee shall be given notice of such event or events and shall within 30 days after receipt of such notice advise the Corporation in writing as to one of the following:

(a) the Employee may advise the Corporation in writing to the effect that he shall continue to remain in the services of the Corporation and the terms of this Agreement shall remain in full force and effect; or

(b) the Employee may advise the Corporation that he desires to terminate this Agreement, in which case he shall be entitled to receive the Termination Payment on the terms provided for in section 8.01(e) herein.

8.03 If as a result of a merger, takeover, amalgamation or sale of substantially all of the assets, there is a change of control of the Corporation or its parent, then all unvested share options shall become fully vested.

SECTION 9
NOTICES

9.01 All notice required or allowed to be given under this agreement shall be made either personally or by mailing same by prepaid registered post, addressed as hereinafter set forth or to such other address as may be designated from time to time by such party in writing, and any notice mailed as aforesaid shall be deemed to have been received by the addressees thereof on the fifth business day following the day of mailing:

Zi Corporation (HK)
Suite 2100, 840 – 7th Avenue SW
Calgary, Alberta T2P 3G2

Axel J. Bernstorff
Rua das Faias, Lt 4
Costa da Guia
Cascais
2750-790
Portugal

Either party may from time to time change its address for service hereunder by written notice to the other party. Any notice may be served by hand delivery or by mailing same by prepaid, registered post, in a properly addressed envelope, addressed to the party to whom the notice is to be given at its address for service hereunder.

SECTION 10
SEVERABILITY

10.01 Each provision of this Agreement is declared to constitute a separate and distinct covenant and to be severable from all other such separate and distinct covenants. Without limiting the foregoing, each provision contained in Schedule A hereof are declared to constitute a separate and distinct covenant in respect of each capacity and each activity specified in Schedule A, and to be severable from all other such separate and distinct covenants. If any of the capacities, activities, or periods specified in Schedule A, are considered by a court of competent jurisdiction as being unreasonable, the parties hereto agree that the said court will have authority to limit such capacities, activities, periods or areas to such capacities, activities, periods or areas as the court deems proper in the circumstances.

10.02 If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this agreement or any part thereof.

SECTION 11
GENERAL

11.01 The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein. All previous agreements and understandings between the parties are hereby revoked and superseded by this Agreement, except that the Confidentiality & Non-Competition Agreement annexed hereto as Schedule "A" shall continue to be in full force and effect.

11.02 The provisions of this Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of the Corporation respectively.

11.03 Wherever the singular or masculine or neuter is used in this agreement, the same shall be construed as meaning the plural or feminine or body politic or corporate and vice versa where the context of the parties hereto so require.

11.04 Time is of the essence hereof.

11.05 This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta.

11.06 The Employee acknowledges that he has had the opportunity to have his legal counsel review and participate in settling the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

ZI CORPORATION (H.K.) LIMITED

Per: [signature]
Milos Djokovic
Director

SIGNED, SEALED AND DELIVERED
in the presence of:

[signature]
Witness to the signature of the Employee
MARTIN M. ADAMS.

[signature]
AXEL J. BERNSTORFF